Exhibit 10.5

PERSONAL AND CONFIDENTIAL
May 16, 2016
Dear Mr. Germano,
It is my pleasure to extend an offer of employment to you on behalf of Intrexon Corporation (“Intrexon” or the “Company”) for the position of President. In this position, you will report directly to Randal J. Kirk, Chief Executive Officer; and your work will be based in Philadelphia, Pennsylvania with reasonable travel expectations.
As we have discussed, and contingent upon the satisfaction of the items described below, we expect your start date to be on June 1, 2016, or such earlier date as you and the Company may agree.
In this position, your periodic salary of $41,666.67 will be paid on a semi-monthly basis which calculates to $1,000,000.08 on an annualized basis. Please note that this position is considered an exempt position as defined by the Fair Labor Standards Act, which means that you will not be eligible for overtime pay.
In addition, as an executive officer, you will be eligible to participate in the Executive Incentive Compensation Plan pursuant to which you will be eligible for an annual performance bonus.  Please understand that the amount and eligibility of bonus is subject to: your being employed at the time the bonus is paid except as provided herein; your continued strong performance determined by management; and only paid at the sole discretion of the Compensation Committee of Intrexon’s Board of Directors.
You will be awarded for a stock option grant of 2,000,000 shares of Intrexon common stock on your first date of employment, which will vest in increments of 25% per year, over a four-year period from the date of hire. Your option grant will have a strike price based on the closing price per share of common stock on your first date of employment. Additional terms of your stock option grant are included in the Intrexon Corporation 2013 Omnibus Incentive Plan Document and your individual stock option agreement, copies of which will be sent to you on your first day of employment.
It is the expectation of the Company that you will become the Chief Executive Officer of the Company upon the transition of Mr. Kirk into the role of Executive Chairman. Such transition shall be subject to the approval of the Board of Directors. In the event that such transition has not occurred within 24 months following the start of your employment, you shall be entitled to voluntarily terminate your employment with the Company and, upon such termination, receive the following benefits upon such termination: (i) a lump sum payment equivalent to 12 months of your base salary, (ii) full vesting of all stock options granted to you pursuant to this offer letter, and (iii) any bonus awarded to you but not yet paid. Such payment shall be made within 30 days of the date of your termination of employment. In the event that you are appointed Chief Executive Officer, management will take reasonable actions to promote your nomination for election to the Board of Directors at the next annual meeting of the Company’s shareholders following such appointment or, if sooner, to fill any vacancy on the Board arising at the time of, or following, your appointment as Chief Executive Officer. Any appointment to the Board shall be subject to the final decision of the Company’s Nominating and Governance Committee and any applicable regulations to which the Company is subject at such time.
Alternatively, if your employment is terminated by the Company without Cause (as defined below), then (i) the Company shall automatically vest the portion of your stock options granted to you pursuant to this offer letter that would have vested on the next anniversary of your employment following the date of such termination, (ii) you will be entitled to receive a lump sum payment equivalent to 12 months of your base salary, and (iii) any bonus awarded to you but not yet paid. For the purposes of this provision, Cause for termination shall exist when the Company determines that you have committed one or more of the following actions or have authorized or directed others to engage in one or more of the following activities: (i) any act of fraud, embezzlement, theft, misappropriation or misuse of corporate funds or property; (ii) the willful falsification of any records or reports; (iii) the willful failure or refusal to substantially perform any of your duties in the manner required (other than due to your disability or physical or mental impairment); (iv) sexual harassment of fellow employees; (v) any willful violation of the provisions of the Confidentiality and Proprietary Rights Agreement described below; (vi) conviction of a felony or the entrance of a plea of “nolo contendre” which in the reasonable opinion of the Board of Directors of the Company brings you into disrepute or is likely to cause material harm to the Company’s business, customer or supplier relations, financial condition or prospects; (vii) any action that is likely to materially damage the image of the Company’s business or its standing in the industry including but not limited to the possession, use, or sale of illegal drugs, the abuse of alcohol or prescribed medication, your bankruptcy or insolvency or a general assignment by you for the benefit of creditors or any other act or omission which the Company considers to be a violation of federal, state or local law, or regulations other than a simple traffic violation; (viii) actions which constitute gross negligence or willful misconduct in the performance or non-performance of your duties; or (ix) material breach of this agreement other than those expressly set forth in the foregoing items (i) through (viii) so long as such material breach is not caused by the Company (each of the foregoing being “Cause”). For the avoidance of doubt, you shall not be required to disclose any confidential or proprietary information relating to your former employer in the course of performing your duties hereunder for Intrexon and your failure to do so shall not constitute grounds for a Cause termination.
In the event the Company seeks to terminate you for Cause, you shall be provided with a written notice setting forth the conduct or events believed to constitute Cause for termination and you shall have a period of 30 days to cure any deficiency except where the grounds for Cause are such that would not be curable within such 30-day period. The final determination to terminate you for Cause shall require the affirmative vote of at least ¾ of the Company’s Board of Directors. You shall have the right to address a meeting of the Board (which meeting may be telephonic) to defend your actions and advocate against your termination for Cause. You may have counsel available at such meeting.
In this position, you will be eligible to participate in the Company’s employee benefits programs.  These programs include medical, dental, vision, and other benefits; a Summary of Benefits is attached for your reference.  You shall also be eligible for reimbursement of expenses and travel costs incurred in connection with your duties to the Company. You will also be entitled to accrue Paid Time Off (PTO) at a rate of 8.34 hours per pay period, which equals 200 hours per 12-month period.  Each of these benefits will be governed in accordance with Intrexon policies and/or the applicable Plan documents.
It should be noted that Intrexon retains and reserves the right to alter, amend, and/or discontinue any of its benefit plans; to modify any of its policies, practices, or programs at its sole discretion and with or without advance notice.
By signing this letter below, you acknowledge and agree that your employment with Intrexon is considered “at will”, meaning it is for an unspecified period of time and that the employment relationship may be ended by you or by the Company at any time, with or without cause.
This offer and your continued employment with Intrexon are contingent, among other things, upon the completion of a background screening being completed to the reasonable satisfaction of Intrexon, as determined at the Company’s sole discretion. This offer of employment and your hiring are also contingent upon your submitting original and appropriate documents to verify your identity and your employment eligibility as required by Federal law. Further, this offer and your continued employment are contingent upon the execution by you and Intrexon of the enclosed Confidentiality and Proprietary Rights Agreement.
During your employment with Intrexon and thereafter, you shall be indemnified by Intrexon to the fullest extent permitted by applicable law and by Intrexon’s by-laws and you shall be covered by any applicable directors’ and officers’ liability insurance policies covering Intrexon’s directors and officers, including any “tail” coverage provided thereunder.
You and the Company intend that any amounts or benefits payable or provided under this letter agreement comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A. The provisions of this letter shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in you being subject to payment of tax, interest and tax penalty under Code Section 409A, the you and the Company agree to amend this letter in a manner that brings this agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this letter to you.
This letter and the Confidentiality and Proprietary Rights Agreement set forth the entire understanding between you and the Company concerning your employment with the Company, and may not be modified or amended other than by a written agreement executed by the Company. The agreement reflected in this letter and the enclosed Confidentiality and Proprietary Rights Agreement supersedes all prior discussions, agreements, arrangements, understanding and negotiations, written or oral, between you and the Company regarding the subject matter thereof. This letter shall be binding upon Intrexon’s successors and assigns.
If you wish to accept this offer, please do so by signing this letter below and the enclosed Confidentiality and Proprietary Rights Agreement where indicated. Please either fax or scan and email all of the documents to HR Operations, as indicated below, no later than close of business on May 16, 2016. A facsimile copy or portable document format (PDF) copy of any party’s signature to this employment offer shall be as effective as an original signature.

FAX:

2

EMAIL:

If you should have any questions concerning these instructions, please feel free to contact Mr. Lehr at .
Sincerely,

/s/ Randal J. Kirk
Randal J. Kirk
Chief Executive Officer

Accepted and agreed:

/s/ Geno J. Germano    May 16, 2016
Geno J. Germano    Date

3